Exhibit 10.10

TECHNOLOGY TRANSFER AND RESEARCH AGREEMENT

between

Ecole Polytechnique Federate de Lausanne
CH -1015 Lausanne, Switzerland

represented by Prof. Jean-Louis Scartezzini,
Head of the Solar Energy and Building Physics Laboratory (LESO-PB)

hereinafter referred to as "EPFL",

and

Swiss-Indo Trade & Invest S.A

represented by Mr Michel Gruering and Dr Yves Ducommun
Route de Fribourg 15, CH - 1723 Marly, Switzerland

hereinafter referred to as "COMPANY",

(hereinafter individually referred to as "Party" or collectively as "Parties")

Preamble

EPFL/LESO-PB has developed novel technologies for solar glazing applied to solar thermal collectors and wishes that this technology is transferred to industry to benefit the public.

Swiss-Judo Trade & Invest S.A. is a private Swiss company founded in 2004, based in Marly, Switzerland, with a subsidiary in New Delhi, India. Swiss-Indo's primary focus is the manufacture and trade of advanced green technologies applied to environmentally neutral industrial applications characterized by strong economic growth. Target sectors are renewable energies and natural resources conservation and improvement. Swiss-Indo is interested in having the solar glazing technology developed at EPFL/LESO-PB transferred in order to further develop it and bring it to the market.

1.  Statement of Work

1.1 EPFL hereby undertakes to make its best efforts to accomplish the transfer of knowledge related to the technology of color glazing by magnetron sputtering for solar thermal collectors stemming from the Solar Energy and Building Physics Laboratory (LESO-PB) (hereafter "Technology") and to perform the research work described in Enclosure 1 (hereinafter referred to as "the Project"), which shall be an integral part of this Agreement. The Project shall be carried out by the Solar Energy and Building Physics Laboratory, under the supervision of Dr Andreas Schuler.

1.2 COMPANY hereby undertakes to make its best efforts to collaborate with EPFL during the Project and to bring its competencies for the benefit of the Project and to furnish EPFL with documentation, information and data necessary to accomplish the Project according to Enclosure 1. Whenever it is deemed necessary during the Project, the Parties may mutually agree upon regular or separate meetings to be held at the place of business of one of the Parties hereto.

1.3 Any modifications to the scope of the Project, to the budget, any priorities and scientific options to be decided in the course of the Project shall be subject to prior mutual written agreement.

2.  Term of Agreement

This Agreement shall become effective on January 1st, 2009 and remain effective for the duration of the Project, i.e. until December 31st, 2012. It may be extended subject to prior written agreement by both Parties.

3.  Payments

3.1 The financial contribution of COMPANY to EPFL for the Project is agreed to be equal to CHF 920'000 excluding VAT.

3.2 The payment schedule shall be the following according to the budget planning:

- CHF 300'000 on March 15th 2009
- CHF 300'000 on January 15th, 2010
- CHF 160'000 on January 15th, 2011
- CHF 160'000 on December 15th, 2012.

EPFL shall send invoices to COMPANY according to this schedule and the payments shall be done by COMPANY to EPFL within 30 days of receipt of the invoices.

4.  Results and Intellectual Property

4.1   EPFL shall transfer to COMPANY the scientific and technical knowledge with respect to the Technology (hereafter "Background Knowledge") in order for COMPANY to further develop and commercially exploit the Technology. EPFL shall not enter into other such transfer agreements on the Technology in the Field of Use (as defined in article 4.5 hereinafter) for the duration of the Project. The Background Knowledge is summarized in Enclosure 1 to this Agreement. In case COMPANY does not fulfill its obligations according to article 3 herewith, EPFL shall have no more obligations according to this article 4

4.2 Furthermore, all results, patentable or not, copyrightable or not, obtained in the execution of the Project by EPFL (hereinafter referred to as "EPFL Results") shall be communicated to COMPANY in form of common meetings, reports or publication drafts. Subject to the provisions of articles 4.3 to 4.11 of this Agreement, EPFL and COMPANY shall be free to use such results.

4.3 COMPANY shall notify EPFL in writing of its interest for legal protection of EPFL Results, in which case COMPANY shall have the right to file a patent application in its own name and at its own expenses. This notification shall reach EPFL within three (3) months from the date the concerned results were first disclosed to COMPANY, subject to the one month period set forth in Article 6.2 in case that EPFL submit a draft of scientific publication.

4.4 Title to an invention conceived or first reduced to practice by EPFL in the performance of the Project shall be transferred from EPFL to COMPANY upon COMPANY filing a patent application on such invention, provided that such filing occurs within three (3) months from the date COMPANY notified EPFL of its interest according to 4.2. COMPANY shall bear all costs related to the patent prosecution and shall inform EPFL of all rhajor steps in such prosecution and of any decision to abandon the patent; COMPANY shall provide EPFL with a copy of any patent application(s) and of any issued patent(s).

During the deadlines pursuant to Articles 4.3 and 4.4, each Party agrees to treat the EPFL Results concerned as confidential.

4.5  In the event that COMPANY files a patent application pursuant to 4.4, COMPANY shall have under any such patent application and patent issued thereon (hereinafter referred to as "a Patent") exclusive exploitation rights for applications, which are within the following field of use:

    Coatings by magnetron sputtering for colored glazing of solar thermal collectors

    (referred to in this Agreement as "the Field of Use").

COMPANY hereby grants EPFL an exclusive, royalty-free and irrevocable license under any Patent with the right to grant sublicenses for applications that are outside tile Field of Use.

EPFL may use any Patent for education and research purposes in any field;

4.6 COMPANY shall demonstrate reasonable efforts to develop and commercialize the technology covered by a Patent in the Field of Use.

4.7 In the event that COMPANY fails to file a Patent according to 4.4, title to the invention concerned shall remain with EPFL and EPFL shall be free to patent or not such invention.

If COMPANY files a Patent, but renounces to seek protection in the following countries/region : USA, Japan, China and Europe, then COMPANY shall timely inform EPFL and give the latter the opportunity to file in its own name and at its, own costs a patent application in the abovementioned countries/region that are not covered by COMPANY Patent.

Should COMPANY decide to abandon a Patent in any countries, COMPANY shall offer to EPFL the assignment of such Patent free of charge. COMPANY shall inform EPFL of such decision at least four (4) months before the deadline for the performance of the formalities necessary for the maintain of the Patent.

4.8 In the event that EPFL is the owner of a patent application or patent under EPFL Results according fo 4.7, EPFL hereby grants COMPANY a royalty-free, non-exclusive and irrevocable license for the use of any such patent application or patent in the Field of Use without the right to grant sub-licenses except to Affiliates of COMPANY. For the purposes of this Agreement, theterm affiliate (hereinafter referred to as "Affiliate") shall mean any legal entity which is controlled by, has control over or is under common control with COMPANY whereby "control" shall mean the holding of more than fifty (50) percent of the capital stock or participating shares entitled to vote for the election of directors.

4.9 For computer software developed in the Project by EPFL, EPFL hereby grants COMPANY a royalty-free non-exclusive license to copy, modify, adapt, translate, distribute, sale, display and run such computer software, provided that COMPANY shall not pass the source code of such software outside of COMPANY and Affiliates without EPFL's prior written approval.

4.10 Any intellectual property solely developed by COMPANY during the course of the Project shall be COMPANY'S property.

4.11 Subject to article 4.1, it is hereby agreed that neither right of use nor license of any kind is hereunder granted to COMPANY on EPFL's intellectual property obtained before, after and/or outside of the Project.

5.  Confidentiality

5.1 Each Party (Recipient) agree to keep confidential and not to use for another purpose than the performance of this Agreement all information belonging to the other Party (the Disclosing Party) with which it may come in contact during the course of the Project, provided that such information have been clearly labeled as confidential by the Disclosing Party or, if disclosed orally, have been confirmed in writing as being confidential within ten (10) days from their disclosure. Each Party shall be responsible for the compliance by its personnel with these confidentiality obligations.

5.2 The obligations under article 5.1 shall not apply to any information that: were in the public domain or open to the public at the time they were transmitted to Recipient, or became public or open to the public for reasons other than an action or omission attributable to Recipient, or were in Recipient's possession, without any limitation regarding their disclosure at the time they were transmitted to Recipient, provided that such prior possession is supported by a written evidence, or were obtained in good faith by Recipient and without any commitment relating to confidentiality from a third party entitled to disclose them.

5.3 The obligations under this article 5 shall remain effective for five (5) years after termination of this Agreement or for a period defined by the Disclosing Party at tine time of communication of such confidential information to Recipient.

6.   Scientific publications

6.1 COMPANY recognizes that EPFL is entitled to publish its scientific results obtained in the performance of the Project.

6.2 Prior to the publication of such results, EPFL shall submit a draft of the information to be disseminated to COMPANY for review. COMPANY shall then have one (1) month to:

(a) notify EPFL of any objection. If an objection is raised, discussion shall be held without delay to determine acceptable modifications to resolve the issue and allow dissemination within three (3) months; and/or

(b) request the postponement, for no more than three (3) months, of the publication of EPFL Results for which COMPANY wishes to file a patent application according to Article 4.3.

Failure to respond within the abovementioned one month period is considered as approval of the publication by COMPANY.

6.3  In case of public presentations in particular at scientific conferences; EPFL shall submit to COMPANY a written summary of the intended presentation and the provisions of Article 6.2 shall apply, whereby the time indicated under (a) shall be reduced to one (1) month.

7.  No Warranties

7.1 EPFL shall perform said Project by applying its best scientific knowledge and best efforts.

7.2 EPFL makes no warranties, either express or implied, including but not limited to warranties of originality, accuracy, property, merchantability, fitness for a particular purpose of the Background Knowledge and EPFL Results.

8.  Liability

8.1 EPFL shall be liable towards COMPANY only in the event of fraud or gross negligence for any damages suffered in connection with this Agreement.

8.2 In the event that COMPANY decides to use and commercially exploit the Background Knowledge and/or EPFL Results, COMPANY shall bear the sole responsibility for the implementation, use and commercial exploitation of the Background Knowledge and/or EPFL Results and conception of products or services based thereon and shall be liable towards third parties in connection with this implementation, use and commercialization. COMPANY agrees to indemnify and defend EPFL against any such claim from third parties brought against EPFL; to this end, COMPANY agrees to maintain an adequate insurance covera

8.3 Neither Party shall be entitled to commit the other Party to any obligation in connection with this Agreement, without the prior written consent of the other Party.

9.  Communication

Any notice or communication to be given within the framework of this Agreement shall be forwarded to the following contact persons:

For COMPANY:

-       SWISS-INDO SA
Dr Yves Ducprnmun
Chemin du Jura 5
1024 Ecublens
e-mail: yves.ducommun@swiss-indo.ch
Telephone:079 286 91 31

For the EPFL:

-       Ecole Polytechnique Federate de Lausanne
Laboratoire d'Energie Solaire
Dr Andreas Schiiler
Station 18
CH- 1015 Lausanne, Switzerland
e-mail: andreas.schueler@epfl.ch
Telephone: 021 693 45 44

Communications pursuant to Article 4 (Results and Intellectual Property) shall also be sent to:

Ecole Polytechnique Federate de Lausanne
Industrial Relations Office (SRI)
Andre Catana
CM - Station 10
CH-1015 Lausanne, Switzerland
e-mail: andre.catana@epfl.ch
Telephone: 021 693 55 81

10.   Assignment

Should COMPANY assign its rights to EPFL Results and/or to a Patent, then COMPANY shall impose all the obligations deriving from this Agreement on the assignee.

11.   Survival

The provisions of articles 4, 7, 8, 10 and 12 shall survive any expiration or termination of this Agreement.

12.   Applicable Law and place of jurisdiction

12.1 This Agreement shall be governed by the laws of Switzerland.

12.2 The exclusive place of jurisdiction shall be Lausanne.

This Agreement is executed in two originals and duly signed by the authorized representatives of the Parties hereto, as printed below:

Ecole Polytechnique Federale de Lausanne, EPFL	COMPANY

Enclosure 1: Description (with milestones) of the Project (description of the Technology, transfer of knowledge and research project), budget